Exhibit 10.11

March 1, 2007

Mr. James Lonergan
c/o TheStreet.com, Inc.
14 Wall Street
15th Floor
New York, NY 10005

Re:     Employment Agreement, dated as of March 1, 2003 (the “Employment Agreement”), between you and TheStreet.com, Inc., (the “Company”), as renewed and amended March 14, 2006.

Dear Jim:

       Reference is made to your renewed and amended Employment Agreement, which expires on February 28, 2007. We wish to renew the Term of the Employment Agreement for one (1) year at an increase of $10,000 to your current Annual Salary. Capitalized terms used and not defined herein have the same meanings ascribed to them in the Employment Agreement.

       In consideration of the foregoing and of the mutual agreements of the parties herein contained, the parties hereby agree as follows:

1.	The Term of the Employment Agreement is hereby renewed, and shall expire on February 28, 2008.

2.	The Annual Salary payable to you under the Employment Agreement shall be $285,000, which is an increase of $10,000 per annum from your 2006 Annual Salary, as set by the CEO and the Compensation Committee of the Board of Directors of the Company, subject to review and increase during the Term in accordance with the provisions of Section 2(a) of the Employment Agreement.

3.	By deleting the current sub-section 2(b) and replacing it with the following:

       (b) Bonus. Except as set forth in Section 4 hereof, in addition to the Annual Salary, Lonergan shall be entitled to receive additional cash bonus compensation for his employment during calendar year 2007 (the “Annual

Bonus”). The Annual Bonus shall be discretionary in nature, based upon achievement of pre-established performance goals, as approved by the Committee with meaningful input on all goals from the Chief Executive Officer.

4.	Except as expressly modified, amended or supplemented by this letter agreement, all other terms and provisions of the Employment Agreement shall remain and continue unmodified in full force and effect.

       If the foregoing accurately reflects your understanding, kindly sign this letter in the space provided below.

Best regards,

THESTREET.COM, INC.

By:	/s/ Thomas J. Clarke, Jr
Thomas J. Clarke, Jr.
Chief Executive Officer

AGREED & ACCEPTED:

/s/ James K. Lonergan
James K. Lonergan